Exhibit 10.1

March 27, 2020
Mr. Michael S. Irizarry

Dear Michael,

For over 18 years, you have been an extremely valuable member of U.S. Cellular and the TDS Enterprise. As your career has developed, your leadership within the technology organization and your involvement across the business in your senior executive responsibilities have been important to the success of the company. We believe that your personal development and your value to the Enterprise will grow in the years to come. As we enter the 5G industry transition, your ability to provide expertise, continuity and wise decision making will be important for the Enterprise to navigate this period well. We want you to be confident about your future at U.S. Cellular and the TDS Enterprise. We are proposing four opportunities and enhancements for you.

One, an offer for you to serve as a U.S. Cellular board member upon shareholder approval at the Annual Meeting this May.

Two, we will increase your Target Bonus under the U.S. Cellular 2020 Executive Officer Annual Incentive Plan by 10% (percentage points) which will make your Target Bonus 65% of your annual base salary.

Three, to protect you, in the unlikely event that U.S. Cellular terminates your employment involuntarily without cause (as defined in Exhibit A) prior to July 1, 2023, subject to your execution (and non-revocation) of a General Release, U.S. Cellular shall pay you a severance amount equal to your then current annual base salary and a prorated amount of your target bonus for the number of months you will have worked during the year of separation. Such amount shall be paid to you in a lump sum within 60 days following your separation from service and shall be subject to applicable tax withholding.

Four, an offer for you to serve on the Corporate Strategy Group through mid-2021.

Michael, I and the other senior leaders of U.S. Cellular and TDS are looking forward to working together with you for many years as you and the cellular team bring even greater success to U.S. Cellular and the TDS Enterprise. Please sign below on Monday, March 30, 2020 indicating your acceptance of your board candidacy and membership on the Corporate Strategy Group.

Very Truly yours,		Accepted by:

/s/ LeRoy T. Carlson, Jr.		/s/ Michael S. Irizarry
LeRoy T. Carlson, Jr.		Michael S. Irizarry
U.S. Cellular Chairman
	Date:	March 31, 2020

Exhibit A

As used in this letter, “Cause” shall mean (i) a material breach by the executive of his employment duties and responsibilities, including compliance with the U.S. Cellular Code of Conduct (other than as a result of incapacity due to physical or mental illness) (A) which is the result of the executive’s negligence or (B) which is demonstrably willful and deliberate on the executive’s part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of U.S. Cellular; (ii) the commission by the executive of a felony involving moral turpitude; and (iii) violation of U.S. Cellular’s Confidentiality/Non-Solicitation/Non-Competition Agreement or any agreement with U.S. Cellular or its affiliate containing similar provisions.